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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Yahoo! Inc. of our report dated January 8, 1999, except as to the stock split described in Note 1 which is as of February 8, 1999 and the poolings of interests with GeoCities, Encompass, Inc. and Online Anywhere and the reincorporation as described in Note 1 and Note 11 which are as of May 28, 1999 and the pooling of interests with broadcast.com inc. as described in Note 1 and Note 11 which is as of July 20, 1999 relating to the consolidated financial statements appearing in Yahoo! Inc.'s Current Report on Form 8-K filed on July 20, 1999, as amended on January 12, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
January 12, 2000

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CONSENT OF INDEPENDENT ACCOUNTANTS